EXHIBIT 8(cc)

             FORM OF MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT

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                                                                   EXHIBIT 8(CC)

                 MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT
                 -----------------------------------------------

         THIS MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT (the "Agreement") is made and entered into by and between IL Annuity and Insurance Company ("ILA"), a Kansas life insurance company, and Ameritas Life Insurance Corp. ("ALIC"), a Nebraska life insurance company, effective as of the 1st day of October, 2002 (the "Effective Date").


                               W-I-T-N-E-S-S-E-T-H

         WHEREAS, ILA is a variable-licensed life insurance company that, among other things, has been in the business of selling, issuing, managing, administering and servicing variable annuity policies; and

         WHEREAS, ILA has discontinued selling new variable annuity policies;
and

         WHEREAS, ILA continues to manage, administer and service the existing block of approximately 8,000 variable annuity policies having an asset value of approximately $234 million as of September 1, 2002 (the "ILA Variable Annuities"); and

         WHEREAS, ALIC is in the business of, among other things, managing, administering and servicing variable annuity policies issued by certain of its affiliates; and

         WHEREAS, the parties hereto have determined that it is in their mutual interests to transfer the management, administration and servicing of the ILA Variable Annuities to ALIC on the terms and conditions set forth herein; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties hereby agree as follows:

         1. Definitions. For the purposes of this Agreement and in addition to the terms defined in the text of this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below:

                (a) "ALIC Systems" means any System or part thereof, including modifications thereof, which is at any time designed, developed, owned, or modified by ALIC or any of its affiliates.

                (b) "AmerUs Life" means AmerUs Life Insurance Company, an affiliate of ILA.

                (c) "AVLIC" means Ameritas Variable Life Insurance Company, a Nebraska life insurance company owned by a joint venture between AmerUs Life and ALIC and its affiliates.
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                (d)   "AVLIC Service Agreement" means that certain Management
                      and Administrative Service Agreement dated as of April 1, 2001, as amended, between AVLIC, ALIC and AmerUs Life.

                (e)   "Board" means the Board of Directors of ILA.

                (f) "Books and Records" means all accounting, financial reporting, tax, business, marketing, corporate and other files, documents, instruments, papers, books and records of a specified person, including without limitation financial statements, budgets, projections, ledgers, journals, policies, manuals, contracts, franchises, permits, agency lists, policyholder lists, supplier lists, reports, computer files, retrieval programs, operating data or plans, and environmental studies or plans.

                (g) "Cause" means gross negligence, willful or intentional misconduct, and/or the material breach of any of the material duties set forth herein, which breach has not been remedied so as to place ILA in the same position as if the same had never occurred within fifteen (15) business days after written notice is given by ILA to ALIC with respect to any services, advice or accommodations provided for hereunder of such gross negligence, willful or intentional misconduct or breach.

                (h)   "CPI" means the "Consumer Price Index for All Urban
                      Consumers: U.S. City Average" published monthly by the United States Department of Labor, or such other index to which the parties from time to time agree.

                (i) "Damages" means any and all monetary damages, liabilities, fines, fees, penalties, interest obligations, deficiencies, losses and expenses, including without limitation punitive, treble or other exemplary or extra contractual damages, amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries and other experts, and other expenses of litigation or of any claim, default or assessment.

                (j)   "DP Services" means data processing services.

                (k) "Fund Gains/Losses" means gains (losses) in the separate accounts of ILA resulting from incorrect mutual fund values, calculation of incorrect separate account unit value, misapplication or misunderstanding of policyholder instructions, out of balance mutual funds or policyholder accounts or similar occurrences.

                (l) "Laws" means all laws, statutes, ordinances, regulations and other pronouncements having the effect of law of the United States of America or any state, commonwealth, city, county, municipality, territory, protectorate,

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                      possession, court, tribunal, agency, government,
                      department, commission, arbitrator, board, bureau or instrumentality thereof.

                (m) "System" or "Systems" means computer programs and programming aids with supporting documentation, including, but not limited to, input and output formats, program listings, systems flow charts, narrative descriptions and operation instructions, and shall include tangible media upon which such programs are recorded and includes ALIC Systems and Third Party Systems.

                (n)   "Third Party Systems" means Systems other than ALIC
                      Systems.

         2.     DATA PROCESSING

         2.1 ALIC DP Services. ALIC agrees to provide or to cause to be provided all DP Services as are reasonably necessary in order to provide the services contemplated for the proper administration of the ILA Variable Annuities. Such DP Services shall at all times be of at least equivalent scope, timeliness and quality to those provided by ALIC to its affiliates as of the date of this Agreement.

         2.2    Right To Use Systems of ALIC.

                (a) ALIC has obtained all third-party consents, if any, necessary to permit all Systems to be utilized by ALIC in providing the services contemplated under this Agreement.

                (b) Upon expiration or termination of this Agreement, ALIC shall grant ILA for use by ILA or as ILA may determine, subject only to any existing restrictions thereon previously imposed by a third party, a nonexclusive, royalty free license to use, only for administering the ILA Variable Annuities, any improvements or modifications, including source code, to Third Party Systems made prior to or during the term of this Agreement which (i) are used in providing services to ILA hereunder and (ii) ALIC has authority to assign royalty-free and without loss of the right to use by ALIC or its affiliates or without any additional royalty fees being required to be paid; provided, however, that in order to preserve and to protect the confidentiality of any Third Party Systems, if ILA shall elect to use such Third Party Systems after the date this Agreement is terminated, ILA shall enter into an agreement or agreements with ALIC or ALIC's affiliates containing such covenants and conditions as are necessary or reasonably required to protect the confidentiality of such Third Party Systems.

                (c) Upon expiration or termination of this Agreement, ALIC, at the request of ILA, subject to ILA's agreement to reimburse ALIC for all expenses incurred, shall deliver to ILA magnetic tapes, or the then equivalent media, containing:

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                      (1)    the data records for the business being
                             administered for ILA along with hard copy record layouts or printouts, and

                      (2) subject only to any existing restrictions thereon previously imposed by a third party, all specific plan files and operating company tables.

         2.3 Safeguarding Data. ALIC shall establish reasonable safeguards to protect against the distribution, loss or alteration of ILA's data files and other records. Such safeguards shall be no less rigorous than those ALIC uses in protecting its own data and as is necessary to comply with applicable laws and regulations.


         3. MANAGEMENT, ADMINISTRATIVE AND OTHER SERVICES, ACCOMMODATIONS AND COSTS

         3.1 ALIC Basic Services. ALIC shall provide to ILA all management, administrative and other services, advice and other accommodations reasonably necessary to effectively and efficiently manage, administer and service the ILA Variable Annuities in a manner consistent with good business practice. The foregoing shall include all materials, supplies and other sundry items reasonably necessary to providing the foregoing. Without limiting the generality of the foregoing, such services, or portions thereof, shall meet such standards as are specified in Exhibit A hereto, as such Exhibit A may be updated by agreement of the parties from time to time.

         3.2 ALIC Other Services. These services to be provided by ALIC hereunder shall include the following items:

                (a) ALIC shall provide calculation of unit values and perform trades with the funds for the ILA Separate Accounts.

                (b) ALIC will timely provide data extracts for ILA to make calculations of statutory, GAAP and tax reserves;

                (c) ALIC shall timely provide data necessary for ILA to prepare its Annual Statements ("Blue Book") and Quarterly Statements;

                (d) ALIC shall prepare an Annual Statement ("Green Book") of the Separate Accounts of ILA. Such preparation will be on statement preparation software as provided by ILA. Printing and filing of statements will be the responsibility of ILA.

                (e) ALIC will timely provide the data necessary for ILA to prepare other periodic financial and tax reports as are reasonably required;

                (f) ALIC will provide reasonable cooperation and data for external and internal audits by ILA of the records maintained by ALIC for the ILA Variable Annuities;

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                (g)   ALIC will provide reasonable cooperation and data for
                      claim settlement(s) or litigation handling by ILA;

                (h) ALIC will provide legal services and all related support necessary to ensure ongoing compliance of ILA's SEC-registered separate accounts and the variable contracts with all Laws (including federal securities and treasury rules and regulations);

                (i) ALIC shall have responsibility for the issuance, management, administration and servicing of any variable annuitization of an ILA Variable Annuity; provided, however, that ILA shall have responsibility for such services in connection with any fixed annuitization of an ILA Variable Annuity;

                (j) ALIC will timely prepare and transmit to the Internal Revenue Service all required 1099's and 5948's; and
                (k) ALIC will make all improvements or modifications to any System reasonably requested by ILA.

         3.3    Performance of Services.

                (a) ALIC agrees that the management, administrative and other services, advice and accommodations performed hereunder by ALIC will at all times be timely and accurate and of at least equivalent quality to those provided by ALIC to its affiliates as of the date of this Agreement, subject to the credibility of the data supplied by or on behalf of ILA.

                (b) ALIC shall retain the right to contract with any third party, affiliated or unaffiliated, for the performance of services or use of facilities upon receipt of the consent of ILA, which shall not be unreasonably withheld.

                (c) No facility or System used by ALIC in performing services for or subject to use by ILA shall be deemed to be transferred, assigned, conveyed, or leased to ILA by performance or use pursuant to this Agreement, except as ALIC and ILA may otherwise agree in writing.

                (d) In providing any services hereunder which require the exercise of judgment, ALIC will endeavor to perform any such service in accordance with any reasonable and appropriate standards and guidelines ILA develops and communicates to ALIC, provided such guidelines are in accord with all relevant Laws.

                (e) The performance or receipt of services or the making available or use of facilities pursuant to this Agreement shall in no way impair the absolute

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                      control of the business and operations of each of the
                      parties by its own  board of directors.

                (f) ILA shall be entitled to all income realized on its business activity and on its investments and shall be responsible for all investment expenses incurred in its behalf, except as specifically provided by this Agreement.

         4. Supervision by Board of Directors. ALIC acknowledges that the Board is vested with the power, authority, and responsibility for managing the ILA Variable Annuities, and acknowledges that any and all actions, whether management, supervisory or ministerial, taken by ALIC pursuant to Sections 2 and 3 shall be subject to the continuous supervision of said Board; provided, however, that the routine day to day practices and procedures used to comply with the terms of this Agreement by ALIC shall be within its discretion so long as they are consistent with the terms and conditions of this Agreement and with good business practices.

         5.     AMOUNT AND PAYMENT OF FEES

         5.1 Fees Payable to ALIC. As consideration for ALIC providing services pursuant to this Agreement for ILA, ILA will pay ALIC pursuant to the following provisions as to types of service, determination of fees and adjustment of fees from time to time.

                (a) All time and expenses incurred to date and through March 31, 2003 (or, for items specified below, any later date specifically stated below) to complete the transfer of all management, administrative and other services, advice and other accommodations reasonably necessary to service the ILA Variable Annuities, including, but not limited to:

                           o   Programming and system modifications
                           o   Plan file and table coding
                           o   Testing
                           o   Data clean-up
                           o   Temporary manual work-arounds
                           o   Knowledge transfer (analysis, training, etc.)
                           o   Physical file transfers and imaging
                           o   Set-up activities
                           o   Policy conversions
                           o Transfer of licensing and contracting function, data and files (provided, however, that such transition is expected to be implemented April 1, 2003 and completed June 30, 2003).

                (b)   Basic Services.

                      (1) The term "Basic Services" shall refer to all services to be performed by ALIC pursuant to this Agreement that are not expressly described in
                               Section 5.1(c)(1) as "Other Services" or in
                               Section 5.1(d)(1) as "Extraordinary Services."

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                      (2)      The initial fees for the Basic Services shall be
                               an annual per policy fee of $74.50 payable monthly in arrears in an amount equal to one-twelfth of such amount, multiplied by the number of ILA Variable Annuities in force at the end of such month. These fees include all DP Services operations, maintenance and support costs and the required LIDP license fee to process ILA Variable Annuities on the LIDP System.

                      (3) Commencing in 2004, the per policy fee for the Basic Services shall be automatically adjusted up or down annually at the same percentage rate as the unit cost payable for "Maintenance" for any year pursuant to the AVLIC Service Agreement varies from that charged for the prior year under such agreement, excluding for this purpose any variance in such unit cost resulting from an amendment, in that year or a prior year, of the Table of Maximum Unit Costs associated with an increase in the pricing unit cost assumption for variable annuities as described in Exhibit C to the AVLIC Service Agreement. If for any year ALIC is no longer providing services under the AVLIC Service Agreement, the per policy fee charged for the prior year shall be adjusted on January 1st by the percentage increase or decrease in the CPI for December of the year just prior to January 1st from December of the year before that.

                      (4) While this Agreement remains in force, the fees for Basic Services shall never be less than the then current year's per policy fee, adjusted as described above, multiplied by 1,000, even if the number of ILA Variable Annuities then in force is less than 1,000.

                      (5) In addition to the fees for the Basic Services described in this Section 5.1(A), ILA shall pay ALIC a Fund Gains/Losses risk charge in the amount of 0.01% of separate account assets annually. This fee shall be determined monthly based on the average book value (averaging such value at the beginning and end of such month) of the assets invested in the separate accounts that are identified as being related to and supporting the ILA Variable Annuities. This fee shall be fixed for the term of this Agreement.

                (c)   Other Services.

                      (1) The term "Other Services" shall refer to all those services described in Section 3.2.

                      (2) Charges for all Other Services, except the legal services described in Section 3.2(h), the variable annuitizations described in Section 3.2(i)

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                               above, and improvements or modifications to the
                               Systems under Section 3.2(k), shall be based on ALIC's best-efforts determination of the cost of time and materials actually expended by ALIC in performing these services plus ten percent (10%) for overhead, subject to the maximum charges set forth herein. For each month from inception of this Agreement through December 31, 2003, ILA shall pay one-twelfth of an estimated annual charge of $100,000 each month; provided, however, that if the actual cost determined as provided above is less than $125,000 ($100,000/12*15), the excess shall be refunded to ILA promptly after December 31, 2003. Beginning in 2004 and each year thereafter, ILA's monthly payment shall equal one-twelfth of the lesser of (i) the actual annual cost for the prior year determined as specified above, or (ii) the Other Services Maximum (as defined below); provided, however, that if the actual annual cost in any year is less than such payments, the excess shall be refunded to ILA promptly after December 31 of such year and if actual annual cost in any year is more than such payments, then the deficit, up to the "Other Services Maximum", shall be remitted by ILA promptly after December 31st of such year. For purposes of this Section 5.1(c)(2), the "Other Services Maximum" shall equal $100,000 during 2004, which amount shall be, for all years thereafter, adjusted on January 1st by the percentage increase or decrease in the CPI for December of the year just prior to January 1st from December of the year before that.

                      (3)      Charges for the legal services described in
                               Section 3.2(h) above shall be based on time expended in performing these services times a per hour charge which the parties agree shall be $90 for attorneys and $60 for paralegals. These charges shall be payable monthly and shall be adjusted annually each January 1st by the percentage increase or decrease in the CPI for December of the year just prior to January 1st from December of the year before that.

                      (4) The fee for the variable annuitization described in Section 3.2(i) shall be an annual fee of $600 payable monthly in arrears in an amount equal to 1/12 of such amount, multiplied by the number of ILA Variable Annuities that were in variable annuitization payouts at the end of that month, plus a set-up fee of $250 for each variable annuitization of an ILA Variable Annuity during such month. When the variable annuitization is automated, the parties will review the charges and adjust as agreed.

                      (5) Fees payable for improvements or modifications requested by ILA and made by ALIC to a System, as described in Section 3.2(k), shall

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                               be based on ALIC's best-efforts determination of
                               the cost of time and materials actually expended by ALIC in performing these services plus ten percent (10%) for overhead. If any such improvements or modifications made after October 1, 2002 will be used for the benefit of ALIC or an affiliate of ALIC as well as ILA, then the costs of such requested improvement or modification shall be shared among such entities on a basis as the parties hereto may agree.

                (d)   Extraordinary Services.

                      (1) The term "Extraordinary Services" shall refer to the following services that may be requested or required from time to time by ILA and performed by ALIC pursuant to this Agreement:

                               (A) Services and costs incurred in connection with SEC, NASD and regulatory examinations other than regularly scheduled or routine market conduct or other examinations and support required from ALIC in the conduct of such examinations;

                               (B) Product or fund changes related to the ILA Variable Annuities; and

                               (C) Other extraordinary and non-routine written requests that may arise other than in the ordinary course of business in servicing the ILA Variable Annuities, as the parties may agree from time to time.

                      (2) The fees for the Extraordinary Services shall be a time and materials charge based on ALIC's best-efforts determination of the cost of time and materials actually expended by ALIC in performing these services plus ten percent (10%) for overhead.

                      (3) Services for which ILA requests a change from ILA's process that is different from ALIC's standard for Basic Services shall be deemed to be an Extraordinary Service, if the Basic Service is sufficient to satisfy the policy and prospectus requirements and is consistent with good business practices.

                (e) Costs. ALIC shall pay all of its own personnel and other costs and expenses of all types necessary or appropriate to render the management, administrative and other services, advice and accommodations provided for by this Agreement, except for the following costs which shall either be paid directly by ILA, or if paid by ALIC on behalf of ILA, shall be promptly reimbursed by ILA:

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                      (1)      All out-of-pocket costs and expenses incurred in
                               connection with actuarial, tax, accounting, systems, or other studies, functions or consultations performed solely for and at the request of ILA by independent professional or consulting individuals or organizations;

                      (2) All fines and penalties of ILA including interest assessed;

                      (3)      Premium taxes;

                      (4) Federal, state or other governmental subdivision taxes, licenses and fees and interest thereon;

                      (5)      Guaranty fund assessments;

                      (6) Any registered representative or insurance licensing or registration fees;

                      (7) The cost of printing and postage for mailing prospectuses, annual reports and semi-annual reports and postage for mailing quarterly reports (it being understood that if printing is performed internally the actual cost will be determined based on ALIC's comparable internal transfer pricing practices);

                      (8)      The cost of Annual Statement software;

                      (9) Any costs associated with the correction of an error related to the values of or records concerning an ILA Variable Annuity, which error occurred prior to the Effective Date and affects the policy following the Effective Date, which costs include the administrative costs to correct or reconvert the policy;

                      (10)     The Fund Gains/Losses described in clauses (A),
                               (B), (C) or (D) below (it being understood that such gains shall be payable to ILA), provided, however, that payment by ILA of amounts under this Section 5.1(e)(10) shall not relieve ALIC of any obligation to provide indemnification for such amounts pursuant to Section 6.6 hereof:

                               (A) Fund Gains/Losses resulting from neither ILA nor ALIC processing trades on September 30, 2002;

                               (B) Fund Gains/Losses resulting from incorrect Net Asset Values (NAVs) reported by fund managers;

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                               (C)  Fund Gains/Losses resulting from exceptions
                                    requested by ILA and the associated
                                    administrative expenses to complete the
                                    re-conversion and correct the ILA records;
                                    or

                               (D) Fund Gains/Losses relating to a correction described in Section 5.1(e)(9).

                      (11) Fund Gains/Losses resulting from compliance with the policy contract requirements (it being understood that any such gains shall be payable to ILA).

         5.2 Mechanics of Timing, Calculation and Reporting of Payment of Fees. ALIC shall deliver to ILA, within ten (10) days after the end of each calendar month during the term of this Agreement, statements showing all fees due and payable pursuant to this Agreement in respect of such period, together with any amounts to be reimbursed pursuant to Section 5.1(e) hereof. Such statements shall include detail sufficient to show the basis of ALIC's calculation of such fees. ILA shall pay all amounts due thereunder within ten
(10) days after such statement is received. Payment of such amounts shall not constitute any party's agreement to or acceptance of the validity of the charges set forth on such statements, and each party shall have the right to audit such charges following payment as permitted under Section 6.3 hereof.

         6.     CONFIDENTIALITY, PERFORMANCE AND RELATIONSHIP OF PARTIES

         6.1 Disclosure of Information. ALIC and ILA each will hold in strict confidence, except as may be necessary by reason of legal, accounting, regulatory or administrative requirements, all confidential documents and confidential or proprietary information concerning the other party which is furnished to it in connection with this Agreement or in the course of carrying out the services pursuant to this Agreement. Neither party will disclose or otherwise provide any such confidential or proprietary documents or information to any other person, including without limitation its auditors, actuaries, attorneys, financial advisors, other consultants and advisors, unless such other person agrees to be subject to and bound by the confidentiality provisions hereof. Nothing herein shall prohibit either party from providing such information to any rating agency personnel as may be necessary or appropriate.

         6.2 Records and Reports. All forms, records, statements, reports, files and other data and information prepared, maintained or collected by ALIC on behalf of ILA in the performance of this Agreement shall be the sole property of ILA and shall be delivered to ILA upon request in the form and format in which they are maintained; provided, however, that if such request impedes ALIC's ability to perform its duties or obligations under this Agreement, then to the extent of such impediment such party shall be relieved of such duty and obligation without reduction in fees to be paid by ILA. ALIC agrees to preserve, for the period prescribed by applicable regulatory authorities, the Books and Records of ILA maintained by ALIC pursuant to this Agreement.

         6.3 Inspection of Books and Records. ALIC shall keep proper Books and Records relating to the services performed hereunder in which full and correct entries and financial data will

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be maintained in accordance with generally accepted accounting practices. ILA may at its option and at its expense inspect the Books and Records of ALIC as they pertain to this Agreement at the offices of ALIC in which said Books and Records are maintained, during normal business hours, for any purpose related to ALIC's performance of this Agreement or the collection and determination of the fees required to be paid by ILA under this Agreement. Such inspection and/or audits may be on a continuous or periodic basis or both and may be conducted by employees of ILA or an affiliate thereof or an independent auditor retained by such person.

         6.4 Performance. The failure of any party to insist upon strict performance of any provision of this Agreement shall not constitute a waiver of right to insist upon strict performance or the obligation to strictly perform thereafter.

         6.5    Relationship of Parties.

                (a) ALIC assumes no responsibility under this Agreement other than to render the services, advice and assistance provided for hereunder in good faith and with reasonable care. The relationship between ILA as the recipient of services and ALIC as the provider of services with respect to and for the purposes of this Agreement shall be that of independent contractor and nothing contained herein shall create the relationship of employer-employee or principal-agent.

                (b) Neither ALIC nor ILA shall act or hold itself out as the agent of the other. The facilities used by ALIC in providing such services shall be deemed to be owned and operated by ALIC and, unless otherwise provided in writing, shall not be considered as being leased to ILA.

         6.6    Indemnification.

                (a) ALIC agrees to indemnify and to hold ILA harmless from any and all Damages incurred by it or any of its affiliates as the result of (i) any negligent or intentional act or omission or violation by ALIC (or its employees or agents) of its obligations hereunder, except to the extent such negligent or intentional act, omission or violation is caused by ILA or agents of ILA who are not employees or agents of ALIC; or (ii) any claims of infringement of any license, patent, trademark or other right of another person asserted against ILA with respect to any System used in providing services hereunder. Notwithstanding the foregoing, the provisions of this section will not apply with respect to consequential damages; and, where the action required to be performed under this Agreement involves the exercise of discretion, the fact that damages result to ILA by reason of an ALIC employee having exercised such discretion shall not, if such action was taken in good faith and with reasonable care, be deemed to be an act of negligence for which indemnity may be recovered by ILA.

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                (b)   ILA agrees to indemnify and to hold ALIC and its
                      affiliates harmless from any and all Damages incurred by ALIC and/or any of its affiliates as the result of or in connection with claims by third parties in connection with the performance of duties under this Agreement except to the extent of claims described in Section 6.6(a) (and excluding the costs incurred by ALIC in rendering the services and providing related accommodations and other goods under the terms of this Agreement).

                (c) Nothing set forth in this Section 6.6 shall deprive ALIC or ILA of any claims or causes of action that either of them may have against the other which are independent of this Agreement.

                (d) Within a reasonable time after the party seeking indemnification pursuant to this Section 6.6 (the "Indemnified Party") has actual knowledge of a claim for Damages, such Indemnified Party will give notice to the party from whom indemnification is sought (the "Indemnifying Party").

                      (1) If the Indemnifying Party notifies the Indemnified Party within twenty (20) days after receiving notice of the claim from the Indemnified Party that the Indemnifying Party does not dispute its obligation to the Indemnified Party with respect to such claim and that the Indemnifying Party desires to defend the Indemnified Party with respect to such claim for Damages, then the Indemnifying Party will have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings will be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (with the consent of the Indemnified Party, which consent will not be withheld or delayed unreasonably). From the date of such notice, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at any time prior to its receipt of such notice from the Indemnifying Party, file any motion, answer, or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests.

                      (2) If the Indemnifying Party fails to notify the Indemnified Party that the Indemnifying Party does not dispute its obligation to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to such claim for Damages pursuant to this Section, or if the Indemnifying Party gives such notice but fails diligently and promptly to defend, prosecute or settle such claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such claim by all appropriate proceedings, which proceedings will be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting such claim.

         7 .    TERM OF AGREEMENT AND NOTICES

         7.1 Term of Agreement. This Agreement shall take effect on October 1, 2002 and shall have an initial term that ends on December 31, 2007. The term of this Agreement shall automatically renew for a second five-year term ending December 31, 2012 unless ILA gives ALIC written notice of non-renewal at least 180 days prior to the end of the initial term. At the end of the initial term, if a notice of non-renewal is given, or at the end of the renewal term, this Agreement shall terminate.

         7.2    Termination.

                (a) Termination for Cause. This Agreement may be terminated by either party at any time upon delivery of written notice to the other party for Cause.

                (b) Termination upon ILA Business Changes. ILA shall have the right to terminate this Agreement on 180 days prior written notice at any time after any of the following occurs: (1) the block of ILA Variable Annuities is sold or transferred in any way so that ILA is no longer the beneficial owner of same; (2) ILA is no longer an affiliate of AmerUs Life; or (3) the number of in force ILA Variable Annuities is less than 1,000.

                (c) Termination upon Dissolution of Joint Venture. This Agreement may be terminated by either party upon nine months' prior written notice in the event that either (1) that certain Amended and Restated Joint Venture Agreement dated as of June 30, 1996 between ALIC and AmerUs Life is terminated or (2) ALIC no longer provides the management and administrative services described in the AVLIC Service Agreement with respect to AVLIC's variable business.

         7.3 Actions Upon Termination. Upon termination, ILA shall immediately pay ALIC all sums due hereunder through the date of termination for the rendering of services and ALIC shall immediately deliver to ILA or its designees all forms, records, statements, files, reports and other data and information prepared or collected by ALIC in connection with the performance of this Agreement. ALIC shall use all reasonable efforts to cooperate in the transition of the services and accommodations provided hereunder as directed by ILA. At the request of ILA, ALIC shall use its best efforts to cause all employees of ALIC who are employed in rendering service, advice and assistance required hereunder to ILA on the date of termination to cooperate fully with ILA or its designee in all respects, including but not limited to all actions necessary to facilitate the transfer of the servicing obligations provided for hereunder.
ILA shall compensate ALIC for all reasonable costs and expenses incurred in transferring the servicing obligations hereunder.

         8.     MISCELLANEOUS

         8.1 Notices. All notices or communications required or permitted under this Agreement will be in writing and be deemed given: (i) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) business day after deposit with a commercial overnight carrier, with written verification of receipt; (iii) when sent via facsimile with confirmation. Notice sent by any other method shall be effective only upon actual receipt. All communications will be sent to the parties at the addresses set forth below:

         * If to ALIC: Chief Executive Officer, Ameritas Life Insurance Corp., P.O. Box 81889, Lincoln, NE 68501-1889, with a copy to the General Counsel at the same address.

         * If to ILA: Chief Executive Officer, IL Annuity and Insurance Company, One AmVestors Place, 555 South Kansas Avenue, Topeka, Kansas 66603, with a copy to the General Counsel at the same address.

         8.2 Entire Agreement. This Agreement contains the entire understanding of the parties hereto and supersedes all prior agreements of the parties with respect to the subject matter contained herein. Any condition to a party's obligation hereunder may be waived in writing by such party.

         8.3 Amendments. This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part, and no notice requirements set forth herein shall be waived or modified, except by an instrument in writing duly executed by ALIC and ILA, or their respective successors or assigns.

         8.4 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         8.5 Severable Provisions. If any provision of this Agreement shall be found to be unenforceable by any administrative agency or court of competent jurisdiction, such finding shall not affect the remaining provisions of this Agreement and all other provisions herein shall remain in full force and effect.

         8.6 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of Nebraska without regard to conflicts of laws. ALIC and ILA shall appropriately comply with all applicable federal, state, and local laws and rules, regulations or rulings issued under such laws.

         8.7 Assignment. Except as otherwise provided herein, this Agreement shall not be assigned by any party hereto without the prior written consent of the other party.

         8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original hereof, but all of which shall constitute one and the same instrument.

         8.9 Interpretation. The headings used in this Agreement are for convenience and are not to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires,

                (a) words using the singular or plural also include the plural or singular, respectively;

                (b) the terms "hereof", "herein", "hereby", "hereto" and similar words refer to this Agreement; and

                (c) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement.

         8.10 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and assignors, and it is not the intention of the parties to confer third party beneficiary rights upon any other person.

         8.11 Construction. The parties acknowledge that they and their respective counsel have worked together closely drafting, negotiating and reviewing this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         8.12   Arbitration.

                (a) Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement, including any controversy or claim as to its arbitrability or rescission, shall be finally settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules and the Federal Arbitration Act. If the AAA is not then in existence, the arbitration shall be governed by the Commercial Arbitration Rules last in effect. Any party seeking arbitration must give the other 30 days written notice of that intent. A single United States arbitrator or, in the case of a dispute in which the amount in controversy exceeds $100,000, a panel of 3 United States arbitrators (one chosen by each party and the third selected by the 2 arbitrators so chosen) shall interpret this Agreement pursuant to Nebraska law and shall base any decision or award on applicable law and judicial precedent. Any arbitration shall be conducted in Lincoln, Nebraska, unless the parties mutually agree to another location. The arbitrator(s) shall not, under any circumstances, have any authority to award punitive or exemplary damages.

                (b) All expenses associated with obtaining and utilizing the services of the AAA and the arbitrator(s), and as otherwise provided in the Commercial Arbitration Rules, shall be shared equally by the parties hereto, and the arbitrator(s) shall request payment separately from each party for said expenses. Each party shall bear its own expenses of preparing for and participating in the arbitration, including attorney and witness fees and discovery costs.

                (c) The parties may engage in discovery, pursuant to the Federal Rules of Civil Procedure, to the extent such discovery is consistent with the purpose of the arbitration and is permitted by the arbitrator(s).

                (d) The decision or award of the arbitrator(s) shall be final, binding, and enforceable. The decision of the arbitrator(s) shall be in writing and shall set forth in reasonable detail the basis for the decision. Application may be made to any court of competent jurisdiction for judicial acceptance of the arbitration award and enforcement, as the law of the state having jurisdiction may require or allow.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the 7th day of April, 2003.

                                          AMERITAS LIFE INSURANCE CORP.

                                          By:     /s/ Richard W. Vautravers
                                              -----------------------------
                                              Richard W. Vautravers,
                                              Senior Vice President &
                                              Corporate Actuary

Attest:
                                      Assistant
         /s/ Donald R. Stading      , Secretary
------------------------------------
                                          IL ANNUITY AND INSURANCE COMPANY

                                          By:     /s/ Michael H. Miller
                                                   ------------------------

Attest:
                                      Assistant
         /s/ Christopher S. Conroy  , Secretary
------------------------------------

                                    EXHIBIT A
               to Management and Administrative Service Agreement
                           dated as of October 1, 2002


The following table sets out the financial and statistical information that ALIC will furnish to ILA in connection with the administration of ILA VAs by ALIC together with the frequency of the reports and the delivery time following the end of the period to which the information relates:

---------------------------------------------------------------------------------------------
Frequency*    Description                                         Delivery Time After End
                                                                   of Period (Working Days)**
-------------- --------------------------------------------------- --------------------------
M              GAAP Reconciliation (Account Value Roll Forward)    5
-------------- --------------------------------------------------- --------------------------
M              Separate Account Asset                              5
-------------- --------------------------------------------------- --------------------------
M              State Withholding for CA & OR                       3
-------------- --------------------------------------------------- --------------------------
M              State Withholding Reconciliation                    3
-------------- --------------------------------------------------- --------------------------
D              Fed Withholding                                     Sent Daily
-------------- --------------------------------------------------- --------------------------
M              Fed Withholding Reconciliation                      8
-------------- --------------------------------------------------- --------------------------
M              Escheat Information                                 8
-------------- --------------------------------------------------- --------------------------
A              Form 1099 and Form 5498 Filings                     (As Required by Form)
-------------- --------------------------------------------------- --------------------------
A              Policy Exhibits (Blue Book schedule)                12
-------------- --------------------------------------------------- --------------------------
M              Annuity Death Claim                                 5
-------------- --------------------------------------------------- --------------------------
M              Valuation extract (arcval)                          5
-------------- --------------------------------------------------- --------------------------
Q              State Distribution                                  8
-------------- --------------------------------------------------- --------------------------
A              State Distribution - State Page                     12
-------------- --------------------------------------------------- --------------------------
Q              State Distribution - Schedule T (Blue Book)         12
-------------- --------------------------------------------------- --------------------------
M              Bank Reconciliation                                 20
-------------- --------------------------------------------------- --------------------------
Q              State Distribution - Variable Option Premiums       5
-------------- --------------------------------------------------- --------------------------
Q              Schedule E (Blue Book) (Interest Amounts and        18
               Interest Rates)
-------------- --------------------------------------------------- --------------------------
M              Policy Loan & Accrued Interest                      3
-------------- --------------------------------------------------- --------------------------
A              Separate Accounts Notes/Reconciliation of SA        18
               Transfer
-------------- --------------------------------------------------- --------------------------
M              Suspense Accounts Listing                           5
-------------- --------------------------------------------------- --------------------------
M              Ledger Extract                                      3
-------------- --------------------------------------------------- --------------------------
M              Reinsurance Report                                  3
-------------- --------------------------------------------------- --------------------------
A              GAAP Audit Information                              8
-------------- --------------------------------------------------- --------------------------
A              Separate Account Annual Statement                   January 31st
-------------- --------------------------------------------------- --------------------------
Q              Separate Account Quarterly Statement in Ameritas    8
               Format
-------------- --------------------------------------------------- --------------------------

-------------- --------------------------------------------------- --------------------------
M              Breakage Reports                                    45
---------------------------------------------------------------------------------------------


The following table sets out the financial and statistical information that ILA will furnish to ALIC in connection with the administration of ILA VAs by ALIC together with the frequency of the reports and delivery time following the end of the period to which the information relates:

---------------------------------------------------------------------------------------------
Frequency*    Description                                          Delivery Time After End
                                                                   of Period (Working
                                                                   Days)***
-------------- --------------------------------------------------- --------------------------
A              Exhibit 6 Plus CRVM Information                     10
---------------------------------------------------------------------------------------------


*    The abbreviations used in the "Frequency" sections mean the following"

     "A"      Annually

     "Q"      Quarterly

     "M"      Monthly

     "D"      Daily

** "Working Days" for purposes of this table means any days that ALIC is open for business.

*** "Working Days" for purposes of this table means any days that ILA is open for business.